Exhibit 5.1

4-6 avenue d’Alsace
92982 Paris La Défense Cedex

Tél : 01 46 24 30 30 -Fax : 01 46 24 30 32

Barreau des Hauts-de-Seine
Toque N 702

August 16, 2016

Flamel Technologies S.A.

Parc Club du Moulin à Vent
33, avenue du Docteur Georges Levy
69200 Vénissieux France

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Flamel Technologies S.A., a société anonyme organized under the laws of France (the “Company”), in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 2,600,000 of the Company’s ordinary shares, nominal value €0,122 per share (the “Ordinary Shares”), as follows (collectively, the “Shares”): (1) 1,500,000 Ordinary Shares for issuance under the Company’s 2016 Stock Option Plan (the “2016 Option Plan”); (2) 350,000 Ordinary Shares for issuance under the Company’s 2016 Plan Allocation for Warrants (the “2016 Warrant Plan”); and (3) 750,000 Ordinary Shares for issuance under the Company’s 2016 Plan Allocation for Free Shares (the “2016 Free Share Plan” and, together with the 2016 Option Plan and the 2016 Warrant Plan, the “Plans”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we reviewed the corporate proceedings taken by the Company in connection with the authorization and reservation for issuance of the Shares and certain books and records of the Company, and have made such other investigations as we deemed necessary for purposes of this opinion. In such examinations, we have assumed (i) the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof, (ii) that the Company will take no action inconsistent with the resolutions authorizing the Company to issue the Shares.

We have also assumed, for any future awards under the Plans, that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans and the applicable award agreements will be in full force and effect on the date of such awards and (2) such future awards will be approved by the Board of Directors of the Company in accordance with applicable law and with the terms of the relevant Plan.

Fidal -Société d’avocats	Capital : 6 000 000 Euros	Siege social :4-6, avenue d’Alsace
Société d’exercice libéral	525 031 522 RCS Nanterre	92400 Courbevoie - France
par actions simpiifiée á directoire	TVA Union Européenne	Tél : 01 46 24 30 30 - wvvw.fidal.com
et conseil de surveillance	FR 42 525 031 522 - NAF 69102	Barreau des Hauts-de-Seine

August 16, 2016

As to questions of fact material to this opinion, we relied solely upon certificates and statements of officers of the Company and certain public officials. We assumed and relied upon the accuracy and completeness of such representations and warranties, certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification. Our opinion set forth below is limited to the laws of the Republic of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued pursuant to the Plans have been duly authorized and, when and to the extent issued in accordance with the relevant Plans and any applicable agreements between the Company and the recipient of the option, warrant or other applicable award relating to such Shares and subject to payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is effective as of the date hereof and we disclaim any obligation to supplement this opinion for any change hereafter as to matters of fact or law addressed herein.

Very truly yours,

FIDAL

By:	/s/ Anne Fréchette-Kerbrat
Name: Anne Fréchette-Kerbrat
Title: Partner